Exhibit 99.1

VOTING AGREEMENT, dated as of January 18, 2013, between 2357575 Ontario Limited, an Ontario, Canada corporation (“Parent”), and Seacastle Operating Company Ltd., a Bermuda exempted company (the “Shareholder”), a shareholder of SeaCube Container Leasing Ltd., a Bermuda exempted company (the “Company”) (this “Agreement”).

WHEREAS, Parent, SC Acquisitionco Ltd., a Bermuda exempted company (“Acquisition Sub”), and the Company, propose to enter into an Agreement and Plan of Amalgamation, dated as of the date hereof (as the same may be amended or supplemented, the “Plan of Amalgamation”) providing for, among other things, the Amalgamation, and Parent, Acquisition Sub and the Company propose to enter into an Amalgamation Agreement substantially in the form attached as an exhibit to the Plan of Amalgamation (as the same may be amended or supplemented, the “Amalgamation Agreement”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Amalgamation;

WHEREAS, the Shareholder beneficially owns (as defined under Rule 13d-3 of the Exchange Act) and is entitled to vote the number of Common Shares set forth on Schedule A hereto (such Common Shares being referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Plan of Amalgamation and the Amalgamation Agreement, Parent has requested that Shareholder enter into this Agreement, and the Shareholder wishes to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability. The Shareholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. The Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with or violate any provision of the Shareholder’s memorandum of association, bye-laws or other similar organizational documents, as applicable, or (ii) except where it would not interfere with the Shareholder’s ability to perform its obligations hereunder, require any consent or other action by any Person under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any material right or benefit under, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which any properties or assets of the Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to the Shareholder or the properties or assets of the Shareholder. No consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) The Subject Shares. The Shareholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of any Liens. The Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement, commitment or restriction with respect to the voting, pledge or disposition of such Subject Shares, except as contemplated by this Agreement. The Shareholder further represents that any proxies heretofore given in respect of the Subject Shares are revocable, and represents and declares that all such proxies are hereby revoked. The Shareholder does not beneficially own (as defined under Rule 13d-3 of the Exchange Act) any Common Shares other than the Subject Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company.

(c) Reliance by Parent and the Company. The Shareholder understands and acknowledges that Parent and the Company have entered into the Plan of Amalgamation in reliance upon such Shareholder’s execution and delivery of this Agreement.

SECTION 2. Covenants of the Shareholder. From and after the date hereof until the Expiration Time, the Shareholder hereby covenants and agrees as follows:

(a) At any meeting of the shareholders of the Company, however called, or at any adjournment thereof or postponement thereof, to seek the Requisite Company Vote with respect to the approval of the Plan of Amalgamation and the Amalgamation Agreement, the Shareholder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and the Shareholder shall vote (or cause to be voted), the Subject Shares in favor of granting the Requisite Company Vote and in favor of any other matter reasonably related to the consummation or facilitation of the transactions contemplated by the Plan of Amalgamation.

(b) At any meeting of shareholders of the Company, however called, or at any adjournment or postponement thereof, the Shareholder shall vote (or cause to be voted), the Subject Shares against, and shall not consent to (and shall cause the Subject Shares not to be consented to), any or all of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any merger or amalgamation agreement, or any merger, amalgamation, or sale or transfer of any material assets of the Company (other than the Plan of Amalgamation, Amalgamation Agreement and the Amalgamation), (ii) any reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (iii) any Takeover Proposal and (iv) any amendment of the Memorandum of Association or the Bye-Laws or other proposal or transaction involving the Company or any Subsidiary of the Company, which amendment or other proposal or transaction could reasonably be expected to, in any manner, impede, frustrate, breach, interfere with, delay, adversely affect, prevent or nullify any provision of the Plan of Amalgamation, the Amalgamation Agreement or the Amalgamation or change in any manner the voting rights of any shares of the capital of the Company (collectively, “Frustrating Transactions”). The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, the Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Common Shares to any person (other than pursuant to the Amalgamation) or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any Common Shares and shall not commit or agree to take any of the foregoing actions; provided that the Shareholder may Transfer any Common Shares to an Affiliate of the Shareholder so long as such Affiliate delivers to Parent prior to such Transfer a written undertaking, in form reasonably satisfactory to Parent, that it will be bound by the terms of this Agreement.

(d) The Shareholder shall not, and shall use its reasonable best efforts to cause its officers, directors, shareholders, employees, agents, advisors and other representatives (the “Shareholder’s Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to a potential Takeover Proposal or Frustrating Transaction or the submission of any Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal or Frustrating Transaction or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction. The Shareholder promptly (and in any event within 24 hours) shall advise Parent orally and in writing of any Takeover Proposal or Frustrating Transaction or inquiry made to the Shareholder with respect to or that is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction, on the timing and with the same amount of detail as is required under the Plan of Amalgamation with respect to any Takeover Proposal or Frustrating Transaction received by the Company.

(e) The Shareholder shall not, nor shall the Shareholder authorize any Shareholder’s Representative to, issue any press release or make any other public statement with respect to this Agreement, the Plan of Amalgamation, the Amalgamation Agreement or the Amalgamation without the prior written consent of Parent, except as may be required by applicable Law, Order or stock exchange rule.

(f) The Shareholder hereby (i) waives, and agrees not to exercise or assent to, any appraisal rights under Section 106 of the Companies Act in connection with the Amalgamation and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company relating to the negotiation, execution and delivery of the Plan of Amalgamation or the Amalgamation Agreement or the consummation of the Amalgamation.

(g) In furtherance of this Agreement, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares with respect to any Transfer not permitted hereunder.

(h) The Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement or the Proxy Statement the Shareholder’s identity and ownership of the Subject Shares, this Agreement and the nature of such Shareholder’s obligations under this Agreement.

(i) The Shareholder agrees that for the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date neither the Shareholder nor any of the Shareholder’s controlled Affiliates will, directly or indirectly, solicit or cause to be solicited for purposes of employment, offer to hire or engage as a consultant, entice away, or offer to enter into any contract with, or hire or engage as a consultant or enter into any contract with, any person who is an officer or employee of the Company or any of its Subsidiaries, or otherwise induce or attempt to induce any such person to terminate or otherwise cease his or her employment relationship with the Company or any of its Subsidiaries, during the period of such person’s employment or the six (6) month period following any termination of such employment; provided, however, that the foregoing provision will not prevent the Shareholder or any of its controlled Affiliates from (i) soliciting employees through (x) any general solicitation for employment where the solicitation is not specifically directed at officers or employees of the Company or its Subsidiaries or (y) a recruitment or executive search firm that has been instructed not to solicit officers or employees of the Company or its Subsidiaries; and (ii) hiring any such person who responds to any such solicitation.

(j) The Shareholder agrees that it will promptly notify Parent of the number of new Common Shares with respect to which beneficial ownership is acquired by Shareholder, if any, after the date hereof and before the expiration of this Agreement (the “New Shares”). The Shareholder also agrees that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

SECTION 3. Granting of Irrevocable Proxy and Voting Instructions. In connection with the execution of this Agreement, to facilitate the agreements referred to in Section 2 above, the Shareholder hereby appoints Parent and any designee of Parent, or any one of them, the true and lawful attorneys in fact, agents and proxies of the Shareholder to represent the Shareholder at any meeting of the shareholders of the Company at which the Amalgamation is being considered, and at any postponements and adjournments of such meeting, or to execute on behalf of the Shareholder any action by consent of the shareholders of the Company in the name of the Shareholder in accordance with Section 2 of this Agreement. The Shareholder affirms that the irrevocable proxy is coupled with an interest and is granted in order to secure Shareholder’s performance under this Agreement and also in consideration of Parent entering into this Agreement and the Plan of Amalgamation, and that until the termination of this

Agreement such proxy may not be revoked. If Shareholder fails for any reason to be counted as present, consent or vote the Subject Shares in accordance with the requirements of Section 2(a) and (b) above (or anticipatorily breaches such section), then Parent shall have the right to cause to be present, consent or vote the Subject Shares in accordance with the provisions of Section 2(a) and (b). The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

SECTION 4. Termination. (a) This Agreement shall terminate upon the earliest of (i) the termination of this Agreement by the mutual written consent of Parent and the Shareholder, (ii) the Effective Time and (iii) the termination of the Plan of Amalgamation in accordance with its terms (each of the foregoing, the “Expiration Time”).

(b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of this Agreement and (ii) Sections 2(e), (f) and 6 of this Agreement shall survive the termination of this Agreement. In no event shall any of the representations, warranties, covenants and other agreements in this Agreement (other than the covenants and other agreements set forth in Sections 2(e), (f) and 6), including any rights arising out of any breach of such representations, warranties, covenants and other agreements (other than the covenants and other agreements set forth in Sections 2(e), (f) and 6), survive the Effective Time.

SECTION 5. Additional Matters. (a) The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further documents and other instruments as are necessary or advisable to effectuate, carryout and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(b) The Shareholder is executing this Agreement solely in its capacity as the record holder and beneficial owner of such Shareholder’s Common Shares, and nothing in this Agreement shall limit or otherwise restrict any officer or director of the Shareholder or any of its Affiliates from taking or not taking any action in his or her capacity as an officer of the Company or any Subsidiary of the Company or a member of the Company Board of Directors (or any committee thereof) or the board of directors of any Subsidiary of the Company (or any committee thereof).

SECTION 6. General Provisions.

(a) Amendments; Waiver. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been given upon receipt) if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.7 of the Plan of Amalgamation and to the Shareholder at its address as set forth in the Company’s share records (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Shareholder. This Agreement shall become effective against the Shareholder when one or more counterparts have been executed by the Shareholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Shareholder or by the Shareholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permissible assigns.

(i) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably and unconditionally consent and submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in any action or dispute among the parties that arises out of or is related to this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Court of Chancery of the State of Delaware or a federal court of the United States of America located in the State of Delaware.

(k) Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(k).

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

2357575 ONTARIO LIMITED

By:	/s/ John Sheedy
Name:	John Sheedy
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

SEACASTLE OPERATING COMPANY LTD.

By:	/s/ Gregg F. Carpene
Name:	Gregg F. Carpene
Title:	Vice President

[Signature Page to Voting Agreement]

Schedule A

8,525,000 Common Shares